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                                                                   Exhibit 10(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-85731 of Merrill Lynch Small Cap Growth Fund of Mercury Funds, Inc.(the "Fund") on Form N-1A of our reports dated July 8, 2003 for the Fund and for Master Small Cap Growth Portfolio of Mercury Master Trust, both appearing in the May 31, 2003 Annual Report of the Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP


Princeton, New Jersey
September 12, 2003